Exhibit 99.1

Investor Relations Contact:
Ken Lowe
Sigma Designs, Inc.
Tel: 408/957-9850
Fax: 408/957-9741
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FIRST QUARTER RESULTS

MILPITAS, Calif. — June 4, 2007 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leader in digital media processors for consumer appliances, today reported financial results for its first fiscal quarter ended May 5, 2007.

Net revenues for the first quarter were $36.0 million, up 15% from $31.2 million for the previous quarter and up 143% from $14.8 million reported for the same period last year. The increase in revenue was primarily attributable to increased chipset sales to manufacturers of IPTV set-top boxes.

GAAP net income for the quarter was $5.4 million or $0.23 per basic and $0.20 per diluted share. This compares to GAAP net income of $4.6 million, or $0.20 per basic and $0.17 per diluted share for the previous quarter and GAAP net loss of $1.4 million or $0.06 per basic and diluted share during the same period one year ago.

Non-GAAP net income for the quarter was $8.5 million or $0.37 per basic and $0.32 per diluted share. This compares to non-GAAP net income of $7.1 million, or $0.31 per basic and $0.27 per diluted share for the previous quarter and a non-GAAP net income of $90,000 or $0.00 per basic and diluted share during the same period one year ago. Non-GAAP adjustments for the first quarter of fiscal 2008 were the removal of $1.5 million in expenses associated with the Company’s review of its historical stock option granting practices and related financial restatements for prior periods, $306,000 in amortization expense of acquired intangibles related to the Blue7 acquisition and $1.3 million in non-cash stock-option compensation expenses. The reconciliation between GAAP and non-GAAP results for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comments

“We are pleased to report a sequential increase in quarterly revenue of 15%, representing our fifth consecutive quarter of double-digit revenue growth and largely reflecting our successful penetration into a rapidly expanding IPTV market. We are also quite pleased to report $5.4 million in net profit for the quarter on a GAAP basis, an all-time high for the Company that demonstrates the strong operating leverage we are achieving as a fast moving fabless semiconductor company. Furthermore, we are continuing to achieve outstanding market penetration with our industry leading media processors, delivering these chips in volume to many of the world’s top-tier OEM customers, and enabling the emergence of next generation consumer entertainment products. Just as IPTV is ramping today, our other target markets appear poised for growth in the coming quarters, including Blu-ray players, wireless HDTVs and digital media adapters. Looking forward, we maintain our expectation of meaningful top-line growth and profitability for the remainder of our fiscal year,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Recent business developments include:

•
Jointly announced with DASAN Networks, Korea’s leading supplier of broadband access equipment, that Korea Telecom (KT) has selected DASAN Networks for deployment of fiber-to-the-home (FTTH) equipment for their Megapass TV service. Under the contract, customers that sign up for KT’s flagship Megapass TV service will be offered a DASAN Network IPTV set-top box that is powered by Sigma Designs’ market leading SMP8634 media processor.

•
Demonstrated at NAB 2007 the Company’s new UWB-over-Coax home networking video streaming solution. The Sigma Windeo® Mini-PCI Coax/Wireless Development Kit enables a whole home networking and video streaming solution between high definition consumer electronics products over already existing coaxial cables throughout a home.

Investor Conference Call

The conference call relating to first quarter results will take place following this announcement at 5:00 PM EDT today, June 4. The dial-in number is 888-396-2384 (international callers dial 617-847-8711) and the passcode is 86263968. Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/investors/overview or over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 1-888-286-8010 (international callers dial 617-801-6888) and use passcode 82232228. The audio replay will be available for one week after the call. For further information, please see the link on our website at www.sigmadesigns.com.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles, stock-based compensation calculated per APB No. 25 and SFAS No. 123(R), and nonrecurring expenses associated with the Company’s review of its historical stock option granting practices and related financial restatements for prior periods. Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Sigma believes that this non-GAAP net income, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis. The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures. For example, Sigma’s management has no control over certain variables that have a major influence in the determination of stock-based compensation such as the volatility of its stock price and changing interest rates. With respect to Sigma’s stock option review and related restatement costs, the unique nature of these costs may limit the comparability of its on-going operations with prior and future periods. Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items, including the stock option review and related restatement costs, may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Sigma’s activities. Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectation of meaningful top-line growth and profitability. Actual results may vary materially due to a number of factors including, but not limited to, the risk that the SEC disagrees with the manner in which Sigma has accounted for and reported, or not reported, the financial impact of past stock option grants, actions by other regulatory agencies as a result of Sigma’s past stock option practices, ongoing derivative litigation, a determination, upon completion of further quarterly closing and review procedures, that the financial results for the first quarter of fiscal 2008 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the set-top box market in general, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our silicon to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products. Other risk factors are detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended February 3, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc. Sigma Designs (NASDAQ: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The Company’s award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the Company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the Company’s web site at www.sigmadesigns.com. REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

###

Following are highlights of the first quarter financial results of fiscal 2008 and 2007 on GAAP basis:
(In thousands, except per share data. Unaudited)

	Quarter ended	Quarter ended	Quarter ended
	May 5, 2007	Feb 3, 2007	April 29, 2006
			(restated)
Net revenues	$36,016	$31,228	$14,799
Net income (loss)	$5,369	$4,642	$(1,356)
Basic net income (loss) per share	$0.23	$0.20	$(0.06)
Basic weighted average shares	22,979	22,805	22,423
Diluted net income (loss) per share	$0.20	$0.17	$(0.06)
Diluted weighted average shares	26,825	26,582	22,423

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
GAAP
(In thousands)

	May 5,	February 3,
	2007	2007
Assets

Current assets:
Cash and cash equivalents	$25,685	$24,413
Short-term investments	8,625	8,791
Accounts receivable, net	12,753	11,231
Inventories	15,560	16,003
Prepaid expenses and other current assets	992	1,095
Total current assets	63,615	61,533

Equipment and leasehold improvements, net	3,156	3,364
Long-term investments	263	263
Goodwill	5,020	5,020
Intangible assets, net	5,562	5,527
Other non-current assets	393	377

Total assets	$78,009	$76,084

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$7,454	$13,723
Accrual liabilities and other	8,796	8,800
Current portion of bank term loan	188	226
Total current liabilities	16,438	22,749

Long term portion of bank term loan	-	15
Other long-term liabilities	240	348
Total liabilities	16,678	23,112

Shareholders' equity:
Total shareholders' equity	61,331	52,972

Total liabilities and shareholders' equity	$78,009	$76,084

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended
	May 5, 2007	April 29, 2006
		(restated)
Net revenues	$36,016	$14,799

Cost of revenues	18,206	7,369
Gross Profit	17,810	7,430
Gross Margin Percent	49.5%	50.2%

Operating expenses:
Research and development	6,089	5,227
Sales and marketing	2,232	1,779
General and administrative	4,249	1,954
Total operating expenses	12,570	8,960

Net income (loss) from operations	5,240	(1,530)
Interest and other income (expense), net	320	176

Net income (loss) before income taxes	5,560	(1,354)
Provision for income taxes	191	2

Net income (loss)	$5,369	$(1,356)

Net income (loss) per share:
Basic	$0.23	$(0.06)
Diluted	$0.20	$(0.06)

Weighted average common shares:
Basic	22,979	22,423
Diluted	26,825	22,423

SIGMA DESIGNS, INC. RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	May 5, 2007	February 3, 2007	April 29, 2006

GAAP net income (loss)	$5,369	$4,643	$(1,356)

Items reconciling GAAP net income (loss)
to non-GAAP net income:

Related to Cost of Revenues:
Amortization of acquired developed
technology intangibles	189	189	158
Stock-based compensation	88	89	94
Total related to cost of revenues	277	278	252

Related to Operating expenses:
Research and development:
Amortization of acquired noncompete
agreement intangibles	117	117	97
Stock-based compensation	685	1,019	595
Sales and marketing:
Stock-based compensation	208	226	202
General and administrative:
Stock-based compensation	345	302	300
Professional service fees and expenses from
stock option review and related restatements	1,491	555	-
Total related to operating expenses	2,846	2,219	1,194

Total related to net income (loss)	3,123	2,497	1,446

Non-GAAP net income	$8,492	$7,140	$90

Non-GAAP net income per share
Basic	$0.37	$0.31	$0.00
Diluted	$0.32	$0.27	$0.00

Shares used in non-GAAP net income per share
Basic	22,979	22,805	22,423
Diluted	26,825	26,582	25,310